DELPHI AUTOMOTIVE SYSTEMS CORPORATION

                           CHANGE IN CONTROL AGREEMENT


            THIS CHANGE IN CONTROL AGREEMENT, dated as of ____, 1999, is entered into between Delphi Automotive Systems Corporation, a Delaware corporation (the "Company"), and [________________________] (the "Executive").

            The Company and the Executive, intending to be legally bound hereby, agree that upon a Change in Control and upon a subsequent termination of employment, the Company shall take the actions described in Sections 4 and 5 below:

            SECTION 1. Change in Control. As used in this Agreement, a "Change in Control" shall be deemed to have occurred if, during the three-year period following the date on which General Motors Corporation distributes to its shareholders all shares of the Company's common stock then held by it (the "Distribution"):

                  (a) any  person or group of  persons  (within  the  meaning of
            Section 13(d) of the Securities Exchange Act of 1934 as amended (the "Act")), other than the Company or a subsidiary of the Company or an employee benefit plan sponsored by the Company or a subsidiary of the Company, acquires beneficial ownership (as defined in Section 13(d) (directly or indirectly) of (i) 50 percent or more of the outstanding securities of the Company entitled to vote in the elections of directors (or securities or rights convertible into or exchangeable for such securities) ("Stock") of the Company, or (ii) of Stock having a total number of votes that may be cast and elect a majority of the directors of the Company;

                  (b) members of the "Incumbent  Board" (as defined below) cease for any reason to constitute a majority of the Board of Directors of the Company; for this purpose, the "Incumbent Board" shall consist of the individuals who, as of the date of the Distribution, constitute the entire Board of Directors of the Company and any new director whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least 2/3rds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, but excluding for all purposes any director (i) designated or nominated by, or affiliated with, a person who has entered into an agreement with the Company to effect a transaction described in subsection (a) above, or (ii) who initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 under the Act) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Context or (iii) who was designated or renominated by any such person (or by any person designated or renominated by any such person);

                  (c) the  stockholders  of the  Company  shall  approve (i) any consolidation, merger, or other reorganization of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities, or other property, other than a merger of the Company in which holders of Stock immediately prior to the merger have either the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or have more than 50 percent of the ownership of voting common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer in one transaction or a series of related transactions of 50 percent or more of the assets of the Company; or

                  (d) there  shall occur a  liquidation  or  dissolution  of the
            Company.

            SECTION 2. Term of Agreement. This Agreement shall commence on the date first set forth above and shall remain in effect until the third anniversary of a Change in Control.

            SECTION 3.  Termination of Employment

            (a) Entitlement. The Executive shall be entitled to the payments and benefits provided under Section 5 below if, during the three-year period following a Change in Control, the Executive ceases to be employed by the Company or its successor for either of the following reasons:

                  (1) Except as provided in subsection (b) below, the Company terminates the Executive's employment; or

                  (2) The Executive  terminates his or her employment  after one or more of the following events occurs without the Executive's express written consent,

                  (A)  Executive's  annual base salary  and/or  annual  bonus is reduced or any other material compensation or benefits arrangement for the Executive is reduced (and such reduction is unrelated to Company or individual performance); or

                  (B) the Executive's duties or responsibilities are negatively, and materially changed in a manner inconsistent with the Executive's position (including status, offices, titles, and reporting requirements) or authority;

                  (C) the Company requires the Executive's work location or residence to be relocated more than 25 miles from its location as of the Change in Control;

                  (D) the Company or its successor fails to offer the Executive a comparable position after the Change in Control.

                     (b) Termination for Cause. Notwithstanding subsection (a) above, the Executive shall not be entitled to the payments and benefits provided under Section 5 below if the Executive's employment with the Company is terminated for one or more of the following reasons: (i) the willful and continued failure of the Executive to perform substantially the Executive's duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to the Executive specifically identifying the nature of such unacceptable performance, or (ii) the conviction of the Executive for a felony.

            (c) Termination Due to Death or Incapacity. If the Executive's employment is terminated by reason of the Executive's death or incapacity during the term, this Agreement shall terminate automatically on the date of death or the date of determination by the Board that the incapacity of the Executive has occurred, as the case may be. "Incapacity" means any physical or mental illness or disability of the Executive which continues for a period of six consecutive months or more and which at any time after such six-month period the Board shall reasonably determine renders the Executive incapable of performing his or her duties during the remainder of the term.

            (d) Notice of Termination. Any termination by the Company for cause or incapacity, or by the Executive for a reason described in Section 3(b) above, shall be communicated by a notice to the other party given in accordance with
Section 9 below. The notice shall be in writing and shall (i) state the specific termination provision in the Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision, and (iii) specify the termination date (not more than 30 days after the giving of the notice).

            SECTION 4. Obligations of the Company upon a Change in Control. As of a Change in Control, the Executive shall be entitled to receive the following payments and benefits from the Company:

            (a) all outstanding unvested stock options held by the Executive shall fully vest as of the Change in Control and become immediately exercisable in accordance with their terms;

            (b) all long-term incentive awards earned by the Executive as of the Change in Control under the Delphi Automotive Systems Performance Achievement Plan, calculated at current forecasted payouts shall be fully "funded" by the Company by contribution of an amount equal to such awards to a "rabbi trust" no later than the Change in Control;

            (c) all compensation previously deferred at the election of the Executive, together with accrued interest or earnings, shall be fully "funded" by the Company by contribution of an amount equal to such deferrals and accrued interest or earnings to a "rabbi trust" no later than the Change in Control; and

            (d) all benefits accrued by the Executive under the terms of the Supplemental Executive Retirement Program and the Benefit Equalization Plan Retirement maintained by the Company, or any successor plans, shall be fully "funded" by the Company by contribution of an amount equal to the then total present value of such benefits to a "rabbi trust" no later than the Change in Control; such amount to be calculated using a discount rate equal to the annual rate of interest on 30-year Treasury securities for the month before the month in which occurs the Change in Control.

            SECTION 5. Obligations of the Company Upon Termination of Employment Following a Change in Control. Upon termination of the Executive subsequent to a Change in Control, the Executive shall be entitled to receive, in addition to the payments and benefits provided in Section 4 above, payments and benefits from the Company as follows:

            (a) Termination Due to a Qualifying Event. If the Executive's employment with the Company is terminated as the result of an event described in
Section 3(a) above, the Executive shall be entitled to receive the following payments and benefits from the Company:

                  (1) the  Company  shall pay the  Executive  in a single sum in cash, within five business days after his or her termination date, the aggregate of the following amounts:

                  (A) the sum of the Executive's currently effective annual base salary through the termination date and any accrued vacation pay;

                  (B) an amount equal to ______ times the sum of the Executive's annual base salary plus his or her target bonus.

                  (2) the Company shall continue, for a period of 36 months from the termination date, health insurance coverage for the Executive and the Executive's eligible family members and life insurance coverage for the Executive, in both cases at least equal to the coverage that would have been provided to such person(s) under the Company's health and life insurance plans if the Executive's employment had not been terminated;

                  (3) the  Company  shall,  at its  sole  expense  as  incurred, reimburse the Executive up to $50,000 for expenses and costs related to outplacement services, the provider of which shall be selected by the Executive in his or her sole discretion;

                  (4) the Company shall  continue to provide the Executive  with use of the Executive's company car (if any) for one year following the termination date; and

                  (5) the Company shall pay or reimburse the Executive for legal fees and expenses incurred as a result of any dispute resolution process entered into by the Executive to enforce this Agreement.

            (b) Termination Due to Death or Incapacity. If the Executive's employment is terminated by reason of the Executive's death or incapacity during the term, this Agreement shall terminate without further obligations to the Executive or to the Executive's legal representatives under this Agreement other than for the timely payment of the Executive's currently effective annual base salary through the termination date, any accrued vacation pay, and any compensation that the Executive previously elected to defer.

            (c) Termination For Cause or Without Good Reason. If the Executive's employment is terminated for a reason described in Section 3(b) above during the term or if the Executive voluntarily terminates employment during the term (other than for a reason described in Section 3(a)(2) above), this Agreement shall terminate without further obligations to the Executive under this Agreement other than for the timely payment to the Executive of his or her currently effective annual base salary through the termination date and of any compensation that the Executive previously elected to defer.

            (d) Possible Reduction in Payments and Benefits. Following any Change in Control, to the extent that any amount of pay or benefits provided under to the Executive under this Agreement would cause the Executive to be subject to excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and after taking into consideration all other amounts payable to the Executive under other Company plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced (first by any pay, and then, to the extent necessary, by any benefits), to the extent necessary to avoid imposition of any such excise taxes. However, if it shall be determined that the Executive would not receive a net after-tax benefit (taking into account income, employment, and any excise taxes) resulting from application of the reduction, then no reduction shall be made with respect to pay or benefits due the Executive. All determinations of the amount of the reduction shall be made by tax counsel selected by the Company's independent auditors, and the cost of making such determination shall be borne entirely by the Company.

            SECTION 6. Termination of Noncompetition Restrictions; Nondisclosure

            (a) Termination of Noncompetition Restrictions. If the Executive terminates his or her employment with the Company for a reason described in
Section 3(a)(2) above during the first three years following the Change in Control, or if the Company terminates the Executive's employment other than for a reason described in Section 3(b) above during such first three years, then, effective as of the termination date, the Executive shall cease to be subject to the terms of any noncompetition agreement with the Company previously entered into. If the Executive voluntarily terminates his or her employment during the three years following a Change in Control for a reason not covered in Sections 3(a), (b) or (c) then, effective as of the termination date, the Executive shall be subject to the terms of any noncompetition agreement with the Company previously entered into for two years thereafter.

            (b)  Nondisclosure.  The Executive shall not (other than in the good faith performance of his or her services to the Company before termination of employment) disclose or make known to anyone other than employees of the Company, or use for the benefit of himself or herself or any other person, firm, operation, or entity unrelated to the Company, any knowledge, information, or materials, whether tangible or intangible, belonging to the Company, about the products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation, and other proprietary matters relating to the Company. On or before the Executive's termination of employment with the Company, the Executive shall deliver to the Company any and all confidential information in his or her possession.

            SECTION 7. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to had the Company terminated the Executive for any reason other than cause or incapacity on the succession date (and assuming a Change in Control had occurred prior to such succession date).

            SECTION 8. Non-Assignability. This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations under it, except as provided in Section 7. Without limiting the foregoing, the Executive's right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest, or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

            SECTION 9. Notices. For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:    [name]
                        [address]

      If to the Company:      Delphi Automotive Systems Corporation
                        5725 Delphi Drive
                        Troy, Michigan  48098
                        Attention: General Counsel

or to such other address as either party may have furnished to the other in writing. Notices of change of address shall be effective only upon receipt.

            SECTION 10. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan without reference to principles of conflict of laws.



            SECTION 11. Settlement of Disputes; Arbitration. If there has been a Change in Control and any dispute arises between the Executive and the Company as to the validity, enforceability, and/or interpretation of any right or benefit afforded by this Agreement, at the Executive's option, such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Agreement that are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding, and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Agreement. The burden of overcoming by clear and convincing evidence the presumption that the Executive is entitled to such rights and/or benefits shall be on the Company. The arbitrators shall have discretion to award punitive damages to the Executive if it is found that the Company's actions or failures to act which led to the Executive's submitting a dispute to arbitration and/or the Company's actions or failures to act during the pendency of the arbitration proceeding make such an award appropriate in the circumstances. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this Agreement to arbitrate such a dispute.

            SECTION 12.  Miscellaneous

            (a) This Agreement contains the entire understanding with the Executive with respect to its subject matter and supersedes any and all prior agreements or understandings, written or oral, relating to the subject matter. No provisions of this Agreement may be amended unless such amendment is agreed to in writing signed by the Executive and the Company.

            (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

            (d) The Company may withhold from any benefits payable under this Agreement all Federal, state, local, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

            (e) The captions of this Agreement are not part of its provisions and shall have no force or effect.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.


                                    DELPHI AUTOMOTIVE SYSTEMS
                                    CORPORATION

___________________________________  By: ________________________________
[Signature of Executive]
                                    Name:  Harry W. Wagner II

                                    Title:  Director, Salaried Personnel


                                    Appendix
                                    --------

     The Company has entered into Change in Control Agreements with the twenty-one (21) officers identified in Part III of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Annual Report"). These agreements are substantially similar to the form of the agreement set forth as
Exhibit 10(a), provided that: in the case of Mr. Battenberg, the payment amount is three times his base salary and target bonus amount; in the case of each other officer named in the Summary Compensation Table included in the Annual Report and certain other officers, the payment amount is two times base salary and target bonus amount; and in the case of certain other officers, the payment amount is one times base salary and target bonus amount.